Exhibit 2.3(a)

DESCRIPTION OF SHARE CAPITAL
The following summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are included as an exhibit to our Annual Report on Form 20-F. All references to "Endava," the "company," "we," "our," or "us" refer to Endava plc.
General
Endava plc is a public limited company, originally incorporated pursuant to the laws of England and Wales in February 2006 as a private company with limited liability called Endava Limited, and as the holding company for the Endava group. In connection with our initial public offering, we completed a corporate reorganization, pursuant to which all of our shareholders were required to elect to exchange each of the existing ordinary shares in the capital of Endava Limited held by them for the same number of Class B ordinary shares or Class C ordinary shares; provided, that the Endava Limited Guernsey Employee Benefit Trust exchanged all existing ordinary shares held by it for the same number of Class A ordinary shares. Each Class A ordinary share is entitled to one vote per share, each Class B ordinary share is entitled to ten votes per share and each Class C ordinary share is entitled to one vote per share.
We are registered with the Registrar of Companies in England and Wales under number 5722669, and our registered office is 125 Old Broad Street, London EC2N 1AR, United Kingdom.
Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the rights and restrictions described in “— Key Provisions in our Articles of Association.”
We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.
Key Provisions in our Articles of Association
The following is a summary of certain key provisions of our amended and restated articles of association, which we refer to as our articles of association.
Objects and Purposes
The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.
Shares and Rights Attaching to Them
General
Other than the voting rights described herein, all shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.
Voting Rights
In accordance with our articles of association, all votes shall take place on a poll at general meetings of shareholders.

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The holders of Class A ordinary shares are entitled to vote at general meetings of shareholders. Each Class A ordinary shareholder is entitled to one vote for each Class A ordinary share held.
For so long as any shares are held in a settlement system operated by the Depository Trust Company, all votes shall take place on a poll.
The holders of Class B ordinary shares are entitled to vote at general meetings of shareholders, and have preferential voting rights on a vote taken by way of a poll. Each Class B ordinary shareholder is entitled to ten votes for each Class B ordinary share held.
The holders of Class C ordinary shares are entitled to vote at general meetings of shareholders. Each Class C ordinary shareholder is entitled to one vote for each Class C ordinary share held.
In the case of joint holders of a Class A ordinary share, a Class B ordinary share or a Class C ordinary share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.
A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting.
Share Conversion
The holders of Class B ordinary shares are entitled to elect at any time after July 26, 2023 to convert their shares into Class A ordinary shares on a one-for-one basis. The Class B ordinary shares will also automatically convert into Class A ordinary shares if (i) the aggregate number of voting rights attaching to the Class B ordinary shares then in issue represents less than 10% of the total voting rights in the Company or (ii) any Class B ordinary share is transferred to anyone other than a permitted transferee.
The Class C ordinary shares will automatically convert into Class A ordinary shares on July 26, 2020. The Class C ordinary shares will also automatically convert into Class A ordinary shares upon transfer to anyone other than a permitted transferee.
A “permitted transferee” includes (i) a trust for the benefit of the applicable shareholder or persons other than the applicable shareholder; provided, that the transfer does not involve a disposition for value and the applicable shareholder maintains sole dispositive power and exclusive voting control over the shares, (ii) a pension, profit sharing, stock bonus or other type of plan or trust of which the applicable shareholder is a participant or beneficiary, provided, that the applicable shareholder maintains sole dispositive power and exclusive voting control over the shares, (iii) a corporation, partnership or limited liability company in which the applicable shareholder directly or indirectly maintains sole dispositive power and exclusive voting control over the shares, (iv) an affiliate of the applicable shareholder or (v) a person or entity on the share register of the company at the time of the transfer who is already a holder of the same class of ordinary shares.
Capital Calls
Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.
The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts

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on shares subject to receiving at least 14 clear days’ notice specifying the time and place for payment. “Clear days” notice means calendar days and excludes the date when the notice was served or deemed to be served and the day for which it is given or on which it is to have effect. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.
Restrictions on Voting Where Sums Overdue on Shares
None of our shareholders (whether in person or by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.
Dividends
The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.
Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any unclaimed dividend and any sums unclaimed for 12 months after becoming payable may be invested or otherwise used for our benefit.
We may cease to send any payment in respect of any dividend payable in respect of a share if:

•	in respect of at least two consecutive dividends payable on that share the check, warrant or order has been returned undelivered or remains uncashed; or

•	in respect of one dividend payable on that share the check, warrant or order has been returned undelivered or remains uncashed and reasonable inquiries have failed to establish any new address.
The directors may offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.
Distribution of Assets on Winding-up
In the event of our winding-up, liquidation or dissolution, any distribution of assets will be made to the holders of Class A ordinary shares, Class B ordinary shares and any Class C ordinary shares in proportion to the number of shares held by each of them, irrespective of the amount paid or credited as paid on any such share.
Variation of Rights
The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; (b) in the absence of any such provision,

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with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares); or (c) with the authority of a special resolution passed at a separate meeting of the holders of the shares of that class.
Transfer of Shares
All of our shares are in registered form and may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.
The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form unless: (a) it is fully paid; (b) it is for a share upon which we have no lien; (c) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (d) is in respect of only one class of share; and (e) is in favor of a single transferee or not more than four joint transferees.
The directors may refuse to register a transfer of a share in uncertificated form in any of the circumstances that are allowed or required by the Uncertificated Securities Regulations 2001 (as amended) or other applicable regulations to register the transfer.
Restrictions on Transfers
Save under certain circumstances set out in the articles of association, the holders of Class B ordinary shares may not (other than to a permitted transferee):

•	transfer in excess of 25% of their Class B ordinary shares during the 18-month period from July 26, 2018, the date of the final prospectus for our initial public offering, through January 26, 2020;

•	transfer in excess of 40% of their Class B ordinary shares during the three-year period from July 26, 2018 through July 26, 2021; and

•	transfer in excess of 60% of their Class B ordinary shares during the five-year period from July 26, 2018 through July 26, 2023.
Save under certain circumstances set out in the articles of association, the holders of Class C ordinary shares may not transfer in excess of 25% of their Class C ordinary shares during the 18-month period from July 26, 2018 through January 26, 2020.
Alteration of Capital
We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.
Preemption Rights
There are no rights of preemption under our articles of association in respect of transfers of issued shares. In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory preemption rights, when applicable, would require us to offer

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new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory preemption rights would be set out in the documentation by which such shares would be offered to our shareholders. These statutory preemption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association. Our articles of association disapply these statutory preemption rights for a period of five years from the completion of our initial public offering and in respect of shares up to an aggregate nominal value of £3,000,000.
Limitation on Owning Securities
Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.
Disclosure of Interests in Shares
If we serve a demand on a person under Section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he or she has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or to exercise any other right conferred by membership in relation to any such meeting; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).
Directors
Number
Unless and until our shareholders otherwise determine by ordinary resolution, the number of directors shall not be less than two nor more than 15.
Appointment of Directors
Both we, by ordinary resolution, and our directors may appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.
Termination of a Director’s Appointment
We may, by special resolution or ordinary resolution in accordance with Section 312 of the Companies Act, remove a director from office. A director may also be required to resign by all of the other directors, and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our articles of association.
Borrowing Powers
Under our directors’ general power to manage our business, our directors may exercise all our powers to borrow money, to give indemnities or guarantees and to mortgage or charge our undertaking, property, assets and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

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Quorum
The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be two directors. A director shall not be counted in the quorum in relation to any resolution on which he or she is not entitled to vote.
Matters arising at a meeting of the board of directors shall be determined by a majority of votes. Where there is an equality of votes, the chairman of our board of directors shall have the casting vote (unless he or she is not entitled to vote on the resolution in question).
Directors’ Interests and Restrictions
Subject to the Companies Act and provided that a director has disclosed to the other directors the nature and extent of any material interest of such director and the other directors have authorized such interest, a director notwithstanding his or her office may:

(1)	be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested

(2)
may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, any entity in which we are interested;

(3)	act by himself or through his firm in a professional capacity for us (except as an auditor) and will be entitled to remuneration for professional services as if he were not a director; and

(4)
hold any office or place of profit with us (except as an auditor) in conjunction with his office as director for such period, and on such terms, including as to remuneration as our board of directors may decide.

A director shall not, unless he agreed otherwise, by reason of his or her office as a director, be accountable to us for any benefit which he or she derives from any interest or position referred to in (1) above and no transaction or arrangement shall be liable to be avoided on the ground of any interest, office, employment or position referred to within (1) above.
The directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorization) authorize, to the fullest extent permitted by law: (a) any matter which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties); and (b) a director to accept or continue in any office, employment or position in addition to his or her office as a director, provided that the authorization is effective only if (1) any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director, and (2) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.
Remuneration
The board of directors may determine the amount of fees to be paid to the directors for their services, which must not exceed £2,000,000 per year unless otherwise determined by ordinary resolution.

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Any director who holds any other office with us, or who performs or renders any special duties or services outside of the ordinary duties of a director may be paid such additional remuneration as the directors may determine.
The directors may also be paid their reasonable expenses properly incurred by them in connection with the performance of their duties as directors (including the expenses of attending meetings).
Share Qualification of Directors
Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.
Indemnity of Officers
Subject to the provisions of any relevant legislation, each of our current or former directors and other officers (as well as those of our subsidiary or sister companies) are entitled to be indemnified by us against all liabilities incurred by him or her in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.
Shareholders Meetings
Calling of General Meetings
A general meeting may be called by the board of directors or the chairman of the board of directors at any time. The directors are also required to call a general meeting once we have received requests from our members to do so in accordance with the Companies Act.
A general meeting may be held both physically and electronically.
Quorum of Meetings
No business shall be transacted at any meeting unless a quorum is present. Two members present in person or by proxy and entitled to vote on the business shall be a quorum.
Attendance
The directors or the chairman of the meeting may attend a general meeting and may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.
The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.
Differences in Corporate Law
The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

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	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors
Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (1) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (2) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors
Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

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	England and Wales	Delaware
General Meeting
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Under the Companies Act, at least 21 days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.
The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

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	England and Wales	Delaware
Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Issue of New Shares
Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Preemptive Rights
Under the Companies Act, “equity securities,” being (1) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (2) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

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	England and Wales	Delaware
Authority to Allot
Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (1) purchase and maintain insurance against such liability; (2) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (3) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•      any breach of the director’s duty of loyalty to the corporation or its stockholders;
•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•      intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
•      any transaction from which the director derives an improper personal benefit.

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	England and Wales	Delaware
Voting Rights
Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by: (1) not fewer than five shareholders having the right to vote on the resolution; (2) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (3) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.
Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:
•      the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and
•      the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
•      the approval of the board of directors; and
•      the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

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	England and Wales	Delaware
Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:
•      to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
•      to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
•      to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
•      to exercise independent judgment;
•      to exercise reasonable care, skill and diligence;
•      not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and
•      to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

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	England and Wales	Delaware
Shareholder Suits
Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•      state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
•      allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
•      state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Other U.K. Law Considerations
Squeeze-out
Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:

(1)	not less than 90% in value of the shares to which the takeover offer relates, or the “Takeover Offer Shares;” and

(2)	where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
Sell-out
The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to

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which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.
Registered Shares
We are required by the Companies Act to keep a register of our shareholders. Under English law, shares are deemed to be issued when the name of the shareholder is entered in our register of members. The register of members therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our shares. Our register of members is maintained by our registrar, Link Asset Services Limited.
Holders of our ADSs are not treated as our shareholders and their names are therefore not entered in our share register. The depositary, the custodian or their nominees will be the holder of the Class A ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the Class A ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.
Under the Companies Act, we must enter an allotment of shares in our register of members as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
English law generally provides shareholders with statutory preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by way of a special resolution at a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On May 3, 2018, our shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period). On May 3, 2018, our shareholders approved the disapplication of preemptive rights for the allotment of Class A ordinary shares,

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Class B ordinary shares and Class C ordinary shares in connection with our initial public offering when adopting our articles of association.
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
As a public company, we are subject to an additional capital maintenance requirement and can only make a distribution:

•
if, at the time that the distribution is made, the amount of our net assets (that is, the total excess of assets over liabilities) is not less than the total of our called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of our net assets to less than that total.
Limitation on Owning Securities
Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.
If a shareholder defaults in supplying the company with the required details in relation to the shares in question, or the Default Shares, the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:

1.
any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

2.
no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

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Purchase of Own Shares
English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our articles of association, a summary of which is provided above, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.
Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company.
The New York Stock Exchange is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”
A share buy back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or duty will be paid by the company. The charge to stamp duty reserve tax will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
Our articles of association do not have conditions governing changes to our capital which are more stringent that those required by law.
Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company, or DTC, the registered member will be DTC’s nominee, Cede & Co. If a person who holds their ADSs in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ADSs from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see “Material Tax Considerations—United Kingdom Taxation.”

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U.K. City Code on Takeovers and Mergers
As a U.K. public company with its place of central management and control inside the United Kingdom, we are subject to the U.K. City Code on Takeovers and Mergers, or the Takeover Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Takeover Panel. The Takeover Code provides a framework within which takeovers are regulated and conducted. Under Rule 9 of the Takeover Code, when any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares already held by that person and an interest in shares held or acquired by persons acting in concert with him or her) carry 30% or more of the voting rights of a company that is subject to the Takeover Code, that person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights in that company to acquire the balance of their interests in the company.
Our articles of association provide that the three classes of ordinary shares are to be treated as economically identical under an offer.
Any person who, together with persons acting in concert with him or her, is interested in shares representing not less than 30% but does not hold shares carrying more than 50% of the voting rights of a company that is subject to the Takeover Code, and such person, or any person acting in concert with him or her, acquires an additional interest in shares which increases the percentage of shares carrying voting rights in which he or she is interested, then such person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights of that company to acquire the balance of their interests in the company. A mandatory offer must be in cash (or with a cash alternative) and at the highest price paid within the preceding 12 months to acquire any interest in shares in the company by the person required to make the offer or any person acting in concert with him or her.
The Takeover Code further provides, among other things, that when any person who, together with persons acting in concert with him or her holds shares representing more than 50% of the voting rights of a company, acquires an interest in shares which carry additional voting rights, then they will not generally be required to make a general offer to the other shareholders to acquire the balance of their shares although individual members of the “Concert Party” (as defined below) will not be able to increase their percentage interest in shares through or between a relevant threshold, without consent of the Takeover Panel.
Persons acting in concert comprise persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer for a company. “Control” means an interest, or interests, in shares carrying in aggregate 30% or more of the voting rights of the company, irrespective of whether such interest or interests give de facto control.

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